SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Hampton Roads Bankshares, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HAMPTON ROADS BANKSHARES, INC.

201 Volvo Parkway

Chesapeake, Virginia 23320

NOTICE OF 2005 ANNUAL MEETING OF SHAREHOLDERS

To be Held April 26, 2005

To Our Shareholders:

NOTICE IS HEREBY GIVEN that the 2005 Annual Meeting of Shareholders of Hampton Roads Bankshares, Inc. (the Company) will be held at the Suffolk Conference Center/Hilton Garden Inn located at 100 East Constance Road, Suffolk, VA 23434, on April 26, 2005, at 5:00 p.m., for the following purposes:

1. To consider and vote upon the election of three incumbent “Class A” directors to serve a three year term.

2. To consider and vote upon the ratification of the appointment of KPMG LLP as independent auditors for the 2005 fiscal year.

3. To transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on March 2, 2005, will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

The Board of Directors unanimously recommends that shareholders vote FOR approval of each of the above items.

By Order of the Board of Directors,

/s/ Tiffany K. Glenn
Tiffany K. Glenn
Secretary of the Board

March 15, 2005

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE PROMPTLY. IF YOU ATTEND THE MEETING, YOU MAY VOTE YOUR SHARES IN PERSON, EVEN THOUGH YOU HAVE PREVIOUSLY SIGNED AND RETURNED YOUR PROXY.

HAMPTON ROADS BANKSHARES, INC.

201 Volvo Parkway

Chesapeake, Virginia 23320

PROXY STATEMENT

This Proxy Statement is furnished to the shareholders of Hampton Roads Bankshares, Inc. (the Company) in connection with the solicitation of proxies by the Board of Directors of the Company for use at its 2005 Annual Meeting of Shareholders to be held on April 26, 2005, at the time and place set forth in the accompanying Notice of 2005 Annual Meeting of Shareholders and at any adjournment thereof (the Annual Meeting). This Proxy Statement and the enclosed Proxy are being mailed to the shareholders of the Company on or about March 15, 2005.

Use and Revocation of Proxies

If the enclosed Proxy is properly executed and returned in time for voting at the Annual Meeting, the shares represented thereby will be voted in accordance with such instructions. If no instructions are given in a returned, executed Proxy, the Proxy will be voted in favor of the two matters for consideration at the Annual Meeting, and in the discretion of the proxy holders as to any other matters which may properly come before the meeting. Proxies will extend to, and will be voted at, any properly adjourned session of the Annual Meeting, unless otherwise revoked.

Execution of a Proxy will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. Any shareholder who has executed and returned a Proxy but for any reason desires to revoke it may do so at any time before the Proxy is exercised by filing with the Secretary of the Company an instrument revoking it or a duly exercised Proxy bearing a later date, or by attending the Annual Meeting and voting in person.

Solicitation of Proxies

The Company will bear its own expenses incident to soliciting proxies. Directors, officers, and employees of the Company, acting without commission or other special compensation, may solicit proxies in person, by telephone or by mail. The Company may reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of shares of common stock.

Shareholders Entitled to Vote and Vote Required

Only holders of record of Company Common Stock at the close of business on March 2, 2005 (the Record Date) are entitled to vote at the Annual Meeting. On the Record Date, there were 8,053,688 shares of Company Common Stock, par value $0.625 per share, outstanding and entitled to vote. Each share of outstanding Common Stock is entitled to one vote on all matters presented at the Annual Meeting. A majority of the outstanding shares of Common Stock, present in person or by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. Directors are elected by a plurality of the votes cast. The affirmative vote of a majority of votes cast by Company shareholders is required to ratify the appointment of auditors.

Although abstentions and broker non-votes (shares held by customers which may not be voted on certain matters because the broker has not received specific instructions from the customer) are counted for purposes of determining the presence or absence of a quorum for the transaction of business, they are generally not counted for purposes of determining whether such proposals have been approved and therefore have no effect.

PROPOSAL ONE

ELECTION OF DIRECTORS

OF HAMPTON ROADS BANKSHARES, INC.

Nominees for Election

The Company’s Articles of Incorporation provide that the Company will have no less than eight and no more than eighteen members of the Board of Directors. The Articles of Incorporation also divide the Company’s Board of Directors into three classes as nearly equal in number as possible. Members of each class are elected for a term of three years and until their successors are elected and qualified. The Company’s Bylaws require all directors to be shareholders of the Company and require a majority of directors to be citizens of Virginia. Three directors will be elected at the 2005 Annual Meeting of Shareholders. All nominees are “Class A” directors and will serve until the 2008 Annual Meeting of Shareholders. All nominees were nominated by the Company’s Nominating Committee and approved by the Board of Directors. The Company currently has ten members of its Board of Directors.

The election of each nominee requires the affirmative vote of a plurality of the votes cast by the shares entitled to vote. Proxies received from Company shareholders will be voted for the election of such nominees unless marked to the contrary. A shareholder of the Company who desires to withhold voting of the proxy for all or one or more nominees may so indicate on his or her proxy. All of the nominees currently are members of the Company’s Board of Directors and all have consented to be named and have indicated their intent to serve if elected. If any nominee becomes unable to serve, an event which is not anticipated, the proxy will be voted for a substitute nominee to be designated by the Company’s Board of Directors, or the number of directors will be reduced.

The Company has a Nominating Committee. Information regarding the Nominating Committee is found elsewhere in this Proxy in the section “Nominating Committee Disclosure”. For information regarding the Company’s bylaw provisions that govern shareholder nominations of director candidates, please see “Submission of Proposals and Other Matters Related to 2006 Annual Meeting.”

The name, age, and principal occupation during the past five years of each nominee and director of the Company are set forth in the chart below:

Name	Age	Principal Occupation	Director Since (1)
Nominees for Election of “Class A” Directors with Terms Expiring in 2008

Robert H. Powell III	63	Attorney at Law, Kaufman & Canoles, P.C. Dec. 1999 to present; Attorney at Law, Williams, Kelly & Greer, 1968 to Nov. 1999	1990

Bobby L. Ralph	65	Mayor, City of Suffolk, 2004 to present; City Council Member, City of Suffolk, 2002 to 2004; Retired Director of Social Services, City of Suffolk	1997

Emil A. Viola	69	Chairman of the Board-Secretary, Vico Construction Corporation	1987

Incumbent “Class C” Directors with Terms Expiring in 2007

Herman A. Hall, III	56	Secretary-Treasurer, Hall Farms, Inc.	1987

W. Lewis Witt	62	Owner, Inner-View, Ltd.	1992

Durwood S. Curling	71	Retired Executive Director, Southeastern Public Service Authority	1987

Incumbent “Class B” Directors with Terms Expiring in 2006

Warren L. Aleck	63	Retired President, Great Bridge Foods, Inc. t/a Earle’s Markets	1987

Robert G. Bagley	74	Senior Vice President, Bank of Hampton Roads	1987

Jack W. Gibson	54	President and Chief Executive Officer, Hampton Roads Bankshares, Inc.	1987

Patricia M. Windsor	61	Secretary-Treasurer, Lakeside Construction Corporation	2003

(1)	At the 2001 Annual Meeting of Bank of Hampton Roads (the Bank), the shareholders of the Bank approved a Plan of Reorganization pursuant to which each share of Bank Common Stock was exchanged for a share of the Company’s Common Stock and the Bank became a wholly owned banking subsidiary of the Company (the Plan of Reorganization). The effective date of the Plan of Reorganization was July 1, 2001. The director-nominees serve on the Company’s Board of Directors and on the Bank’s Board of Directors. The dates set forth above indicate the dates on which the director-nominees first served on the Bank’s Board of Directors.

BENEFICIAL OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS

AND PRINCIPAL SHAREHOLDERS OF THE COMPANY

The following table sets forth for (1) each director-nominee, each incumbent director, the executive officers named in the Summary Compensation Table, another named officer of the Company, and (2) all directors, executive officers and named officer of the Company as a group: (i) the number of shares of Company Common Stock beneficially owned on March 2, 2005, and (ii) such person’s or group’s percentage ownership of outstanding shares of Company Common Stock on such date. Except as set forth below, the Company is not aware of any shareholder that beneficially owns 5% or more of the outstanding shares of Company Common Stock. All of the Company’s directors and executive officers receive mail at the Company’s principal executive office at 201 Volvo Parkway, Chesapeake, Virginia 23320.

Name	Number of Shares Beneficially Owned(1)		Percent of Outstanding Shares
Directors:
Warren L. Aleck	146,437.07	(2)	1.80%
Robert G. Bagley	208,102.18	(3)	2.55%
Jack W. Gibson	434,055.32	(4)	5.19%
Durwood S. Curling	95,770.37	(5)	1.18%
Herman A. Hall, III	142,649.78	(6)	1.76%
W. Lewis Witt	88,227.00	(7)	1.09%
Patricia M. Windsor	14,756.06	(8)	0.18%
Robert H. Powell, III	101,882.35	(9)	1.26%
Bobby L. Ralph	37,394.82	(10)	0.46%
Emil A. Viola	344,606.88	(11)	4.27%
Non-Director Executive Officers and Named Officer (not included above):
Donald W. Fulton, Jr.	7,862.00	(12)	0.10%
Gregory P. Marshall	43,343.88	(13)	0.54%
Julie R. Anderson	37,544.97	(14)	0.46%
Renee’ McKinney	58,399.66	(15)	0.72%
M. Ann Wright	29,411.16	(16)	0.36%
All Directors, Executive Officers, and Named Officer as a group (16 persons)	1,819,050.62	(17)	20.33%

(1)	Applicable percentages are based on 8,053,688 shares outstanding on March 2, 2005. Also includes shares of Common Stock subject to options that may be exercised within 60 days of March 2, 2005. Such shares are deemed to be outstanding for the purposes of computing the percentage ownership of the individual holding such options, but are not deemed outstanding for purposes of computing the percentage of any other person shown in the table. This table is based upon information supplied by officers, directors, and principle shareholders and Schedule 13Gs filed with the SEC. Unless indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

(2)	Includes 65,214 options to purchase shares, 23,568.71 shares owned by Helen G. Aleck (wife) and 8,607.92 shares owned jointly by Warren L. Aleck and Helen G. Aleck.

(3)	Includes 116,726 options to purchase shares, 9,047.29 shares held in the Company’s 401(k) Profit Sharing Plan and Trust, 799.05 shares owned by Peggy P. Bagley (wife), and 72,529.17 shares owned jointly by Robert G. Bagley and Peggy P. Bagley.

(4)	Includes 306,338 options to purchase shares, 14,231.26 shares held in the Company’s 401(k) Profit Sharing Plan and Trust, 4,111.55 shares owned by M. Joyce Gibson (wife), 3,565.38 shares owned by Jacqueline A. Gibson (daughter), and 25,665.70 shares held in an IRA for Jack W. Gibson.

(5)	Includes 30,636 options to purchase shares, 23,997.00 shares owned by Virginia S. Curling (wife), 6,659.93 shares held in an IRA for Durwood S. Curling, and 3,790.04 shares held in an IRA for Virginia S. Curling.

(6)	Includes 64,669 options to purchase shares and 60,937.08 shares held in an IRA for Herman A. Hall, III.

(7)	Includes 37,298 options to purchase shares, 463.70 shares owned jointly by W. Lewis Witt and Judith W. Witt (wife), 1,642.31 shares held in an IRA for W. Lewis Witt, 5,915.93 shares held in an IRA for Judith W. Witt, 69.43 shares owned by Inner-View, Ltd., a company owned by W. Lewis Witt, and 39,302.04 shares held by Inner-View, Ltd. in a profit sharing plan for W. Lewis Witt.

(8)	Includes 10,033 options to purchase shares.

(9)	Includes 48,308 options to purchase shares, 2,052.94 shares owned by Elayne P. Powell (wife), 24,270.11 shares owned jointly by Robert H. Powell III and Elayne P. Powell, and 4,844.60 shares held in an IRA for Robert H. Powell III.

(10)	Includes 34,583 options to purchase shares.

(11)	Includes 13,959 options to purchase shares, 98,313.86 shares held in an IRA for Emil A. Viola, 3,697.29 shares held in an IRA for Phyllis K. Viola (wife), and 1,392.47 shares owned jointly by Emil A. Viola and Phyllis K. Viola.

(12)	Includes 7,062 options to purchase shares.

(13)	Includes 31,300 options to purchase shares, 1,591.31 shares held in the Company’s 401(k) Profit Sharing Plan and Trust, 3,000.93 shares owned jointly by Gregory P. Marshall and Mary E. Marshall, and 7,451.64 shares held in a SEP for Gregory P. Marshall.

(14)	Includes 33,347 options to purchase shares, 2,476.08 shares held in the Company’s 401(k) Profit Sharing Plan and Trust, 1,300.00 shares held in an IRA for Julie R. Anderson, and 421.89 shares owned jointly by Julie R. Anderson and Douglas A. Anderson.

(15)	Includes 41,898 options to purchase shares, 6,984.71 shares held in the Company’s 401(k) Profit Sharing Plan and Trust, 451.96 shares held by Jamie N. McKinney (daughter), and 163.90 shares held in an IRA for Jamie N. McKinney.

(16)	Includes 27,679 options to purchase shares and 1,650.64 shares held in the Company’s 401(k) Profit Sharing Plan and Trust.

(17)	Includes 894,109 options to purchase shares.

Executive Officers

The following sets forth the names, ages and business experience of the Company’s Executive Officers and the date each Executive Officer became employed by the Company.

•	Julie R. Anderson, 46, has been employed by the Bank since 1999. She was promoted from Vice President and Area Loan Executive to Senior Vice President and Commercial Loan Officer in April 2001. She has worked in practically all facets of the banking industry, including twenty years experience in commercial, consumer, dealer and construction lending.

•	Donald W. Fulton, Jr., 58, assumed the role of Senior Vice President and Chief Financial Officer of the Company and Senior Vice President and Chief Administrative Officer of the Bank during 2003. In 2002 and a portion of 2003, Mr. Fulton was an independent consultant to financial services and other companies. From January 1998 to December 2001, he was employed by James River Bankshares, Inc. as its Senior Vice President and Chief Financial Officer.

•	Jack W. Gibson, 54, has been President, Chief Executive Officer and a director of the Company since the Company’s inception in 2001 and President, Chief Executive Officer and a director of the Bank since the Bank’s inception in 1987.

•	Tiffany K. Glenn, 35, has worked for the Bank since 1993 in various positions, including accounting, stock transfers, and marketing. She was promoted to Senior Vice President, Marketing Officer and Secretary in 1999.

•	Gregory P. Marshall, 46, began his employment with the Bank in 2001 as Senior Vice President and Commercial Loan Officer. Prior to joining the Bank, he was a Senior Vice President at Bank of Tidewater for a total of 10 years. He also has 8 years of prior experience in the certified public accounting industry.

•	Renee’ R. McKinney, 40, has been employed by the Bank since its inception. She initially served as Office Manager. She was subsequently appointed Assistant Vice President in 1991, Vice President and Branch Administrator in 1993, and Senior Vice President and Branch Administrator in 1998.

Information About Shareholders

The Board of Directors has not established a written policy regarding communications with shareholders. A formal policy has not been adopted because directors have periodic contact with shareholders through business, personal, and community-based activities. Although not prescribed in a policy, shareholders may communicate with the Board through written communications addressed to the Company’s executive office at 201 Volvo Parkway, Chesapeake, Virginia 23320.

Board and Committee Meetings

The business of the Company is managed under the direction of the Board of Directors. The Bank Board generally meets twice a month and held 24 meetings in 2004. The Company Board meets at least annually and held three meetings during 2004. During 2004, each member of the Board participated in at least 75% of all Board meetings and at least 75% of all applicable committee meetings. The Board does not have a policy regarding attendance at annual shareholders’ meetings. However, Board members are encouraged to attend such meetings and at the annual meeting held on April 27, 2004, all Board members were in attendance. Set forth below is certain information on the members and duties of the various Board committees.

The Board of Directors has established an Audit Committee, Personnel Committee, Education Committee, Nominating Committee, Site Selection Committee, Executive Committee and Compliance Committee. All committee meetings are scheduled by the committee chairpersons as deemed necessary. Mr. Gibson serves as an ex-officio member of all such committees except the Executive Committee and Nominating Committee.

The Audit Committee consists of Durwood S. Curling, Robert H. Powell III, and Warren L. Aleck. Each of these directors is an “independent director” as that term is defined under the NASDAQ Stock Market’s listing standards except for Robert H. Powell III. To be an independent director under this definition, a director may not be an officer or employee of the Company or have any other relationship with the Company that interferes with the exercise of independent judgment. Mr. Powell is an attorney in a law firm that does business with the Company. In addition, Jack W. Gibson, President and CEO of the Company, is an ex-officio member of the Committee under the Company’s Bylaws. As a matter of practice, Mr. Gibson does not attend regularly scheduled Audit Committee meetings in the spirit of the Sarbanes-Oxley Act of 2002.

The Audit Committee is responsible for the appointment, compensation, and oversight of the work of the independent auditor of the Company. It also must pre-approve all audit and non-audit services provided by the firm of independent auditors. The Committee acts as the intermediary between the Company and the independent auditor and reviews the reports of the independent auditor. The Audit Committee held twelve meetings in 2004. See “Audit Committee Report” below.

The Personnel Committee consists of Emil A. Viola, Herman A. Hall, III, and W. Lewis Witt, all of whom are independent under standards set by the NASDAQ Stock Market. In addition, Jack W. Gibson, President and CEO of the Company, is an ex-officio member of the Committee. The Committee reviews the compensation of all executive officers and makes recommendations on compensation programs to the Board of Directors. The Personnel Committee held one meeting in 2004.

The Education Committee consists of W. Lewis Witt and Robert G. Bagley. The Committee reviews and approves requests from employees for education reimbursement and specialized training. The Education Committee held one meeting in 2004.

The Nominating Committee consists of Emil A. Viola, Herman A. Hall, III, and Jack W. Gibson. All members of the Nominating Committee are considered independent as defined under the NASDAQ Stock Market’s listing standards except for Jack W. Gibson, who is the Company’s President and Chief Executive Officer. The function of this committee is to identify and present nominees for membership on the Board of Directors. The Nominating Committee did not hold any meetings in 2004.

The Site Selection Committee consists of Robert G. Bagley and Bobby L. Ralph. The Committee was formed to review the desirability of future branch locations and make recommendations to the full Board accordingly. The Site Selection Committee did not hold any meetings in 2004.

The Executive Committee, which meets informally if necessary, consists of Emil A. Viola, Herman A. Hall, III, and Jack W. Gibson. The Committee is charged with setting the format and guidelines for the meetings of the Board of Directors and the meetings of committees of the Board of Directors. The Executive Committee held one meeting in 2004.

The Compliance Committee consists of Bobby L. Ralph, Patricia Windsor and W. Lewis Witt. The function of this committee is to monitor the compliance of the Company and its subsidiaries with applicable laws and regulations. The Compliance Committee held three meetings in 2004.

Audit Committee Report

The Audit Committee held twelve meetings during 2004. The Audit Committee’s formal charter appeared in Appendix A of the 2003 Proxy Statement. At this time the Audit Committee does not have an “audit committee financial expert” as defined under final rules adopted by the Securities and Exchange Commission. The Company’s Board of Directors considered numerous factors regarding the current composition of the Audit Committee, the qualifications required to be considered an “audit committee financial expert,” and the Company’s particular circumstances relative to audit matters. The Audit Committee, as currently comprised, provides a blend of business, legal, and governmental backgrounds, all of which include significant experience with financial matters. In addition, the Company and its subsidiaries are regulated and periodically examined by the Bureau of Financial Institutions of the State Corporation Commission of the Commonwealth of Virginia and the Federal Reserve. The examinations in combination with internal audit and audits performed annually by independent auditors provide the Board of Directors with a sufficient level of confidence in the Company’s financial statements and its internal controls.

The Audit Committee reviews the Company’s financial reporting process, including internal control over financial reporting, on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In this context, the Committee has met and held discussions with management and the independent auditors. Management represented to the Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles and that the Company’s internal control over financial reporting is effective. The Committee has reviewed and discussed the financial statements with management and the independent auditors. The Committee discussed with the independent auditors matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Committee has discussed with the independent auditors the auditors’ independence from the Company and its management, including the matters in the written disclosures required by the Independence Standards Board Standards No. 1 (Independence Discussions with Audit Committees). The Committee discussed with the Company’s internal and independent auditors the overall scope and specific plans for their respective audits.

The Audit Committee meets with the internal and independent auditors to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The meetings also are designed to facilitate any private communications with the Committee desired by the internal auditors or independent accountants. In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, for filing with the Securities and Exchange Commission (SEC). In addition, as of December 31, 2004, the Company carried out an evaluation of the effectiveness of the design and operation of the Company’s disclosure controls and procedures pursuant to Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended. Based upon that evaluation, the Committee, along with the Company’s Chief Executive Officer and Chief Financial Officer, concluded that the Company’s disclosure controls and procedures are effective in timely alerting them to material information relating to the Company required to be included in the Company’s Exchange Act filings. The Committee and the Board also have recommended, subject to shareholder ratification, the selection of the Company’s independent auditors, KPMG LLP.

Durwood S. Curling, Chairman

Warren L. Aleck

Robert H. Powell III

Nominating Committee Information

The Company’s Nominating Committee’s charter appeared in Appendix B of the 2003 Proxy Statement. The Board of Directors relies on the discretion of the Nominating Committee members to identify potential nominees from sources that they deem appropriate. The Nominating Committee has not formulated specific criteria for nominees, but it considers qualifications that include, but are not limited to, capability, ability to serve, conflicts of interest, and other relevant factors. In consideration of the fiduciary requirements of a Board member, and the relationship of the Company and its subsidiaries to the communities it serves, the Committee places emphasis on character, ethics, financial stability, business acumen, and community involvement among other criteria it may consider. In addition, as a financial services holding company, the Company is regulated by the Federal Reserve and the Bureau of Financial Institutions of the State Corporation Commission of the Commonwealth of Virginia. Directors and Director nominees are subject to various laws and regulations pertaining to financial holding companies including a minimum stock ownership requirement.

The Committee utilizes a variety of resources in identifying nominees including individuals who serve the Company and its subsidiaries on advisory boards, recommendations of management and other Board members, and other business or community leaders who may be qualified to serve. The Nominating Committee may consider recommendations from shareholders, but has not established a formal process for doing so. Under the Company’s Bylaws, shareholders may submit nominees for director. For additional information regarding the requirements for shareholder nominations, please see “Submission of Proposals and Other Matters Related to 2006 Annual Meeting” elsewhere in this Proxy. The Company has not paid a third party to assist in identifying, evaluating, or otherwise assisting in the nomination process.

Section 16(a) Beneficial Ownership Reporting Compliance

Section l6(a) of the Securities Exchange Act of 1934, as amended, requires directors, executive officers and persons who beneficially own more than 10% of Company Common Stock to file initial reports of ownership and reports of changes in beneficial ownership with the SEC. Such persons are also required to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to the Company, the Company believes that all Section 16(a) filing requirements applicable to its directors, executive officers and greater than 10% beneficial owners were complied with in 2004.

Certain Relationships and Related Transactions

During 2004, Robert H. Powell III, a director, was an attorney in the law firm Kaufman & Canoles, P.C., which provided legal services for the Company. The fees paid by the Company to Kaufman & Canoles, P.C. in calendar year 2004 did not exceed 5% of the law firm’s gross revenues for the year.

During 2004, some director-nominees, directors and executive officers of the Company, their affiliates and members of their immediate families were customers of and had loan transactions with the Company in the normal course of business and are expected to continue to have customer relationships with the Company in the future. All outstanding loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons, and did not involve more than a normal risk of collectibility or present other unfavorable features. As of December 31, 2004 and 2003, loans to executive officers, directors and their affiliates amounted to $9,667,121 and $14,900,918, respectively. During 2004, additional loans and repayments of loans by executive officers, directors and their affiliates were $3,027,374 and $8,251,171, respectively. There were no loans made to directors, or to entities of which directors are material shareholders or equity owners, which were in excess of 15% of the Bank’s equity capital account.

Director Compensation

During fiscal year 2004, each director of the Company received a director’s fee of $650 per board meeting attended, $200 per committee meeting attended, and $100 per advisory board meeting attended. Total director, committee, and advisory board fees of $189,500 relating to the members of the Board of Directors, were expensed during the year ended December 31, 2004. During 2004, the Company authorized the grants of options to directors for 25,790 shares of the Company’s Common Stock under its Stock Option Plan, which previously was approved by the Company’s shareholders.

Directors’ Deferred Compensation Agreement

The Company has a Directors’ Deferred Compensation Agreement which allows directors to purchase options for the Company’s Common Stock where the directors’ fees reduce the exercise price for shares up to 50% of an amount that represents the fair market value of the stock. The directors purchased 19,318 options in 2004 under this agreement.

Executive Compensation

The following table sets forth, for the years ended December 31, 2004, 2003, and 2002, the annual and long-term compensation for the Company’s Chief Executive Officer and the four most highly compensated executive officers, and other named officer whose combined salary and bonus exceeded $100,000 in 2004.

SUMMARY COMPENSATION TABLE

	Annual Compensation			Long Term Compensation	All Other Compensation ($)(3)
Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	Securities Underlying Options (#)(2)
Jack W. Gibson President and Chief Executive Officer	2004 2003 2002	310,000 270,000 270,000	86,800 97,200 75,600	25,440 29,232 32,180	59,355 56,033 16,328
Gregory P. Marshall Senior V.P.	2004 2003 2002	125,000 110,000 110,000	35,000 39,600 30,800	7,996 8,920 10,134	30,184 28,264 3,530
Julie R. Anderson Senior V.P.	2004 2003 2002	125,000 100,000 100,000	35,000 36,000 28,000	7,996 8,109 9,213	28,699 25,497 10,572
Donald W. Fulton, Jr. Senior V.P. and Chief Financial Officer (1)	2004 2003 2002	105,000 65,888 N/A	29,400 50 N/A	6,717 845 N/A	16,230 N/A N/A
Renee’ R. McKinney Senior V.P.	2004 2003 2002	85,000 74,000 74,000	23,800 26,640 10,360	5,437 6,001 3,409	18,445 17,438 5,395
M. Ann Wright Senior V.P.	2004 2003 2002	106,000 104,000 104,000	7,420 18,720 14,560	1,695 4,217 4,791	14,607 15,808 8,463

(1)	Mr. Fulton began employment at the Bank in July 2003, his salary in 2003 includes a consulting fee paid prior to employment.

(2)	Bonuses and stock options are predetermined by compensation plans previously approved by the Board of Directors and shareholders of the Company.

(3)	Consists of the Company’s discretionary and matching contributions to the 401(K) plan and matching contributions and interest for the Executive Savings Plan, which was initiated in 2003, made on behalf of the above officers.

The following table provides information on stock options granted to Mr. Gibson, Mr. Marshall, Ms. Anderson, Mr. Fulton, Ms. McKinney, and Ms. Wright in 2004:

OPTION GRANTS IN LAST FISCAL YEAR

Name	Options Granted (#)		% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Market Price on the Date of Grant ($/Share)	Expiration Date	Grant Date Present Value ($)(4)
Jack W. Gibson	19,831 2,579 3,030	(1) (2) (3)	24.61%	$9.75 8.44 5.05	$11.60 11.60 13.00	12/31/14 12/31/14 01/01/14	$44,629 7,049 17,568
Gregory P. Marshall	7,996	(1)	9.92	9.75	11.60	12/31/14	17,995
Julie R. Anderson	7,996	(1)	9.92	9.75	11.60	12/31/14	17,995
Donald W. Fulton, Jr.	6,717	(1)	8.33	9.75	11.60	12/31/14	15,116
Renee’ M. McKinney	5,437	(1)	6.75	9.75	11.60	12/31/14	12,236
M. Ann Wright	1,695	(1)	2.10	9.75	11.60	12/31/14	3,815

(1)	Options granted as part of employee incentive award.

(2)	Options granted as part of director incentive award.

(3)	Options issued under Directors’ Deferred Compensation Agreement.

(4)	Value of options is calculated using the Black-Scholes Method with a risk-free interest rate of 3.94%, dividends of $0.36 per year, and an estimated life of 7.75 years, volatility of 21.62%, and a dividend growth rate of 10.00%.

The following table provides information concerning the value of options held as of December 31, 2004 by Mr. Gibson, Mr. Marshall, Ms. Anderson, Mr. Fulton, Ms. McKinney, and Ms. Wright.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Unexercised Options at FY-End (#) Exercisable/ Unexercisable	Value of Unexercised In-the- Money-Options at FY-end ($) Exercisable/ Unexercisable(1)
Jack W. Gibson	14,724	$119,553	278,549/—	$1,343,114/—
Gregory P. Marshall	1,400	5,390	31,300/—	79,955/—
Julie R. Anderson	—	—	33,347/—	89,525/—
Donald W. Fulton, Jr.	500	650	7,062/—	12,944/—
Renee’ R. McKinney	1,890	13,050	38,442/—	149,131/—
M. Ann Wright	—	—	23,359/—	68,758/—

(1)	Based on a value of $11.60 per share for the Company’s Common Stock as of December 31, 2004.

Employment Agreements

The Company has entered into an employment agreement with Jack W. Gibson, the Company’s President and Chief Executive Officer, which was renewed in 2002. Under the agreement, Mr. Gibson’s salary is determined each year by the Board of Directors, but in no event will be less than $50,000. Mr. Gibson’s employment agreement also provides that Mr. Gibson may receive other compensation and benefits as the Board of Directors elects to provide to all Company employees. The employment agreement between the Company and Mr. Gibson is for a five year term and is renewed automatically for additional five year terms, unless the Company notifies Mr. Gibson at the end of the fourth year of a five-year term of the Company’s intention not to renew the employment agreement.

If the Company terminates Mr. Gibson’s employment without cause, as defined in the agreement, it is required to pay, over a twelve month period, an amount equivalent to his base salary plus director fees earned in the twelve months preceding termination. If Mr. Gibson should terminate his employment for “good reason,” as defined in the agreement and which includes “change of control,” he would be entitled to receive a severance payment equivalent to three times his base amount minus one dollar plus the present value of any other payments in the nature of compensation. In addition, he would be eligible to continue to participate in Company benefit programs, or their equivalent, for a period of up to three years. The severance payment could be increased if it is determined that the severance payment together with any other payments or benefits would be subject to the excise tax imposed under the Internal Revenue Code. The severance payment would be made over a sixty month period.

The Company has also entered into employment agreements with seven other officers of the Company. The terms and conditions of these employment agreements are similar to those of Mr. Gibson’s employment agreement described above, except that there are no provisions regarding salary and they contain certain prohibitions of competitive activities.

Executive Savings Plan

The Company has implemented an Executive Savings Plan with certain officers of the Company whereby an initial contribution made by the officers will be matched each year by the Company as long as the officers’ employment with the Company continues. Interest is earned at the highest rate the Company is paying on a certificate of deposit. The officers will be 100% vested in the plan five years from the date of initial contribution. The plan also provides for additional payments to be made to the officers upon termination of employment following a change of control of the Company.

Supplemental Retirement Agreement

The Company entered into a Supplemental Retirement Agreement with Mr. Gibson on January 1, 1993. Under this agreement, Mr. Gibson is eligible to receive an annual benefit payable in fifteen (15) installments equal to fifty percent (50%) of his Benefit Computation Base following the attainment of his Plan Retirement Date. The Benefit Computation Base is calculated as his average compensation including bonuses from the Company over the three consecutive completed calendar years just prior to the year of retirement or termination. The estimated annual benefits payable upon retirement at the Plan Retirement Date are $230,067. Partial vesting began on January 1, 1998 and will continue until January 1, 2008. The Company has funded this agreement with life insurance policies which name the Company as beneficiary.

Stock Options Issued

As of December 31, 2004, the Company had 994,786 stock options outstanding to employees and directors under the Company’s Stock Option Plan (the Plan). The options, when granted, have a maximum term of ten years.

A summary of activity in the Plan follows:

	Options Outstanding	Weighted Average Exercise Price
Balance at January 1, 2002	1,016,244	$5.7972
Granted	132,341	6.7872
Exercised	(115,820)	3.8264
Expired	(2,566)	9.0152

Balance at December 31, 2002	1,030,199	6.1379
Granted	134,304	8.4519
Exercised	(211,785)	7.4300

Balance at December 31, 2003	952,718	6.8981
Granted	125,703	8.6465
Exercised	(67,799)	5.5115
Expired	(15,836)	10.4022

Balance at December 31, 2004	994,786	$7.2898

Profit Sharing Plan

The Company has a defined contribution 401(k) plan for all full-time employees who are 21 years of age and have completed one year of service. Under the plan, employees may annually contribute up to the lesser of $13,000 or 20% of their annual salary. The Company will match 25% of the employees’ yearly contributions up to 10% of their annual salary. The Company may also make an additional discretionary contribution; however, contributions by the Company will not exceed the maximum amount deductible annually for federal income tax purposes. In 2004, the Company authorized a $161,000 discretionary contribution and a $48,913 matching contribution. The 2004 discretionary contribution made on behalf of the executive officers, as a group, was $54,879.

Compensation Committee Interlocks and Insider Participation

No member of the Company’s Personnel Committee was an officer or employee of the Company during 2004. However, as previously noted, under the Company’s Bylaws, the Company’s President and CEO, Jack W. Gibson, is an ex-officio member of all of the Company’s board committees. During 2004, no executive officer of the Company served as a member of the Compensation Committee of another entity, nor did any executive officer of the Company serve as a director of another entity, one of whose executive officers served on the Company’s Personnel Committee. All members of the Company’s Personnel Committee have outstanding loans with the Company. Each of these loans was made in the ordinary course of business on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with unrelated parties and did not involve more than the normal risk of collectibility or present other unfavorable features. See “Certain Relationships and Related Transactions” above.

Personnel Committee Report on Executive Compensation

The Personnel Committee assists the Board of Directors in administering the policies governing the annual compensation paid to executive officers, including the Chief Executive Officer. The goal of the Committee is to motivate executives to achieve a range of performance consistent with a business plan approved by the Board of Directors while insuring that the financial costs of current or proposed compensation and benefit programs are reasonable and consistent with industry standards and shareholders’ interests.

The Committee considers the following criteria in recommending to the Board the compensation of the Chief Executive Officer and the other executive officers of the Company:

1. The overall financial, market and competitive performance of the Company during the fiscal year under consideration.

2. The level of and/or increases in return on assets and return on equity without encouraging short-term profitability through unreasonable risk-taking or a deterioration of long-term asset quality.

3. Consideration of individual as well as combined measures of progress of the Company including the quality of the loan and investment portfolio, desirable changes in capital ratios, the overall growth of the Company, the improvement in market share, the improvement in book value per share, the improvement in earnings per share, the level of non-performing loans and real estate owned, and other objectives as may be established by the Board of Directors.

4. The State Corporation Commission and Federal Reserve Bank’s CAMELS ratings.

5. The compensation and benefit levels of comparable positions to peer group institutions within the financial services industry operating within Virginia.

The compensation arrangements and recommendations of the Committee include a base salary component and an incentive component made up of cash and stock options in addition to other executive benefits previously described.

Mr. Gibson does not make recommendations or participate in the review of his compensation. With respect to the Company’s other executive officers, the Committee considers salary and incentive recommendations prepared by the Chief Executive Officer to establish compensation. Following extensive review and approval by the Committee, all issues pertaining to executive compensation are submitted to the full Board of Directors for its approval.

Emil A. Viola, Chairman

Herman A. Hall, III

W. Lewis Witt

Stock Performance Graph

The graph below presents five-year cumulative total return comparisons through December 31, 2004, in stock price appreciation and dividends for the Company’s Common Stock, the Standard & Poor’s 500 Stock Index (S & P 500) and the Keefe, Bruyette & Woods 50 Total Return Index (KBW 50). Returns assume an initial investment of $100 at the market close on December 31, 1999 and reinvestment of dividends. The KBW 50 is a published industry index providing a market capitalization weighted measure of the total return of 50 money center and major regional U.S. banking companies. Values as of each year-end of the $100 initial investment are shown in the table and graph below.

Index	1999	2000	2001	2002	2003	2004
Hampton Roads Bankshares, Inc.	$100	$81	$69	$74	$110	$100
KBW 50	100	120	115	107	144	154
S&P 500	100	91	80	62	80	87

THE COMPANY BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS

VOTE “FOR” ALL NOMINEES PROPOSED FOR DIRECTORS.

PROPOSAL TWO

APPOINTMENT OF AUDITORS

The Company’s Audit Committee has appointed, and the Board of Directors has ratified the selection, of KPMG LLP as the firm of independent certified public accountants to audit the Company’s financial statements for the year 2005, and the Company Board desires that such appointment be ratified by the Company’s shareholders at the Annual Meeting. KPMG LLP has audited the financial statements of the Company since 2001. A representative of KPMG LLP will be present at the Annual Meeting, will be available to respond to appropriate questions and will have the opportunity to make a statement if he or she desires.

Amounts paid to KPMG LLP for work performed in 2004 and 2003 appear below:

	2004	2003
Audit fees (1)	$93,000	$62,650
Audit-related fees (2)	4,700	4,000
Tax fees (3)	7,200	2,000
All other fees (4)	23,500	3,700

(1)	Fees for financial audit

(2)	Fees for consent opinions issued for filings of Forms S-3 and S-8

(3)	Fees for reviewing federal and state income tax returns

(4)	Fees for assistance with implementation of portions of the Sarbanes-Oxley Act of 2002;

As stated in the Audit Committee charter, the Audit Committee must pre-approve all audit and non-audit services provided by the firm of independent auditors. During 2004, the Audit Committee pre-approved 100% of non-audit services provided by KPMG LLP. The Audit Committee has considered the provisions of these non-audit services by KPMG LLP and has determined that the services are compatible with maintaining KPMG LLP’s independence.

THE COMPANY BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE

“FOR” THE RATIFICATION OF KPMG LLP

OTHER MATTERS

The Board of Directors does not know of any matters that will be presented for action at the Annual Meeting other than those described above or matters incident to the conduct of the Annual Meeting. If, however, any other matters not presently known to management should come before the Annual Meeting, it is intended that the shares represented by a shareholder’s proxy will be voted on such matters in accordance with the discretion of the holders of such proxy.

SUBMISSION OF PROPOSALS AND OTHER MATTERS

RELATED TO 2006 ANNUAL MEETING

The next Annual Meeting of Shareholders will be held by the Company on or about April 25, 2006. Any shareholder who wishes to submit a proposal for consideration at that meeting, and who wishes to have such proposal included in the Company’s proxy statement, must comply with SEC Rule 14a-8 and must submit the proposal in writing no later than November 14, 2005. All such proposals and notifications should be sent to Jack W. Gibson, President and Chief Executive Officer, at 201 Volvo Parkway, Chesapeake, Virginia 23320.

The Bylaws also prescribe the procedure that a shareholder must follow to nominate directors for election. Such nominations require written notice delivered to the Secretary of the Company at the Company’s principal executive office not later than (i) 45 days before the date on which the Corporation first mailed proxy materials for the prior year’s annual meeting of shareholders or, (ii) in the case of special meetings, at the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. The written notice must provide certain information and representations regarding both the nominee and the shareholder making the nomination and a written consent of the nominee to be named in a proxy statement as a nominee and to serve as a director if elected. Any shareholder may obtain a copy of the Bylaws, without charge, upon written request to the

Secretary of the Company. Based upon an anticipated mailing date of March 15, 2005 for the 2005 Proxy, the Company must receive proper notice of any shareholder nomination no later than January 29, 2006.

GENERAL

The Company’s 2004 Annual Report to Shareholders accompanies this Proxy Statement. Upon written request, the Company will provide shareholders with a copy of its Annual Report on Form 10-K for the year ended December 31, 2004 (the Form 10-K), as filed with the SEC, without charge. Please direct written requests for a copy of the Form 10-K to: Donald W. Fulton, Jr., Senior Vice President and Chief Financial Officer, Hampton Roads Bankshares, Inc., 201 Volvo Parkway, Chesapeake, Virginia 23320.

BY ORDER OF THE BOARD OF DIRECTORS OF THE COMPANY

Chesapeake, Virginia	/s/ Tiffany K. Glenn
March 15, 2005	Tiffany K. Glenn, Secretary

Proxy solicited on behalf of the Board of Directors for Annual Meeting of Shareholders to be held April 26, 2005.

The undersigned, having received the Annual Report to Shareholders and the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement dated March 15, 2005, hereby appoints Emil A. Viola, Jack W. Gibson and Robert G. Bagley (each with power to act alone) as proxies, with full power of substitution, and hereby authorizes them to represent and vote, as directed below, all the shares of the Common Stock of Hampton Roads Bankshares, Inc. held of record by the undersigned on March 2, 2005, at the Annual Meeting of Shareholders to be held on April 26, 2005 and at any adjournment thereof.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ALL PROPOSALS

1.	To elect the following “Class A” Directors to serve for a three year term: Robert H. Powell III, Bobby L. Ralph, and Emil A. Viola.

☐ FOR all nominees listed (except as indicated below to the contrary)

☐ WITHHOLD AUTHORITY to vote for all nominees listed

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write the nominee’s name on the line provided below.)

2.	TO RATIFY the appointment by the Board of Directors of KPMG LLP as the Company’s independent auditors for the year ending December 31, 2005.

☐ FOR ☐ AGAINST ☐ ABSTAIN	(OVER)

3.	IN THEIR DISCRETION, on such other matters as may properly come before the meeting, or, if any nominee listed in Proposal 1 above is unable to serve for any reason, to vote or refrain from voting for a substitute nominee or nominees.

This proxy is revocable at any time prior to its exercise. This proxy, when properly executed, will be voted as directed. Where no direction is given, this proxy will be voted for Proposals 1 and 2.

Please sign your name(s) exactly as they appear in the label below. If signer is a corporation, please sign the full corporate name by duly authorized officer. If an attorney, guardian, administrator, executor, or trustee, please give full title as such. If a limited liability company or partnership, sign in limited liability company or partnership name by authorized person. If any stock is held jointly, both shareholders must sign this proxy.

Date:	, 2005

Signature:

Print Name:

Signature:

Print Name:

Please complete, date, sign and return this proxy at your earliest convenience in the envelope provided. Thank you.

I/We plan to attend the Annual Meeting of Shareholders to be held on April 26, 2005.    YES ☐    NO ☐